Exhibit 107.1

CALCULATION OF REGISTRATION FEE

Form S-1

MDB Capital Holdings, LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Shares Representing Limited Liability Interests	Rule 457(o)	833,333	12.00	(2)	$9,999,996	(2)	0.0001102	$1,102.00
Fees to Be Paid	Equity	Class A Common Shares Representing Limited Liability Interests(3)	Rule 457(o)	2,628,966	$10.00		$26,289,660		0.0001102	2,897.12
	Equity	Selling Agent Warrants (4)	Other (5)	66,667	—		—		—	—
Fees to Be Paid	Equity	Class A Common Shares Representing Limited Liability Interests, underlying the Selling Agent Warrants (4)	Rule 457(o)	66,667	$15.00		$1,000,005	(2)	0.0001102	$110.20
	Total Offering Amounts						$37,289,661			$4,109.32
	Total Fees Previously Paid									$4,068.00
	Total Fee Offsets									$0.00
	Net Fee Due									$41.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional class A common shares representing limited liability interests as may be issued or issuable because of stock splits, stock dividends and similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. The registrant may increase or decrease the size of the offering prior to effectiveness.

(3)	Class A common shares representing limited liability interests to be sold by the selling security holders, from time to time under an alternative prospectus.

(4)	We have agreed to issue to the lead managing selling agent warrants to purchase the number of our class A common shares in the aggregate equal to five percent (5%) of the class A common shares representing limited liability interests to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 125% of the public offering price.

(5)	No fee required pursuant to Rule 457(g).